Exhibit 99.1

News Release

Epsilon Announces Senior Leadership Transition

Houston, Texas – June 23, 2022 – Epsilon Energy Ltd. (“Epsilon” or the “Company”) (NASDAQ: EPSN) today announced that Jason Stabell and Andrew Williamson will join Epsilon as Chief Executive Officer and Chief Financial Officer, respectively, effective July 1, 2022.  Jason will also join the Board of Directors.  Mike Raleigh, the current CEO of the Company, will resign from the Company and the Board of Directors effective June 30th, 2022.  Lane Bond, the Company’s current Chief Financial Officer, has also informed the Board of his desire to retire and will enter into a transitional consulting role with the Company beginning July 1, 2022.

John Lovoi, Chairman of the Board of Directors commented: “We are very pleased to welcome Jason and Andrew to Epsilon.  These two professionals have worked together for over 10 years and have a strong track record of value creation in their prior upstream endeavors.”

Jason Stabell stated: “Andrew and I are excited to join the Epsilon team. We are fully aligned with the Board to continue the Company’s long track record of prudent capital allocation and conservative financial management with a continued focus on shareholder returns in the form of dividends and buybacks, coupled with accretive capital expenditures. We look forward to working with Mike and the team in the weeks ahead to ensure a seamless leadership transition.”

John Lovoi continued: “The Board would especially like to thank Mike Raleigh and Lane Bond for their combined 20 years of service to Epsilon.  Mike has led a very successful transition of the organization and is leaving Epsilon in a far better position than when he took over as CEO.  Thanks to Mike and Lane’s leadership, the company is now debt free with a significant cash balance and is generating very strong levels of free cash flow.  They assembled a very lean and capable organization and instilled a strong culture of value creation and shareholder return.  Mike was actively involved in recruiting Jason and Andrew and has agreed to provide whatever assistance Jason and Andrew require as they transition into their new roles.”

Mr. Stabell has worked in the energy industry since 1998 with a focus on upstream E&P. Most recently he served as President and CEO of Merlon International, LLC, a privately held company with assets in the Western Desert of Egypt and US Gulf Coast which was sold in 2019 to a publicly listed UK company where he served as an advisor until 2021. Previously, he served as CFO and ultimately President of privately held Merlon Petroleum Company, which had assets in the US Gulf Coast and Egypt and was sold in 2006. He began his career at Salomon Smith Barney as an analyst in the Planning and Analysis Group. Mr. Stabell has also been active as a private investor for the last several years. He has a BA in Economics from Williams College. He has served on numerous corporate Boards including ESI Energy Services Inc. and Layline Petroleum, LLC.

Mr. Williamson has spent his entire career in the energy business. From 2012 to early 2019, he served as Corporate Development Manager then Vice President Finance (CFO) of Merlon International, LLC. More recently, he served as the Corporate Strategy Manager for Petrosantander Inc.. Mr. Williamson started his career in management consulting with Oliver Wyman then Accenture, advising energy clients on transaction due diligence, growth strategy, and cost reduction. He has a BBA in Finance and a BA in Political Science from Southern Methodist University.

Cautionary Statement Concerning Forward-Looking Statements

This press release includes statements concerning the Company and its future expectations, plans and prospects that constitute “forward-looking statements” within the meaning of applicable securities laws in the United States, including Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or the negative of these terms or other similar expressions, are often intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Specific forward-looking statements contained herein include, but are not limited to statements about the Company’s expectations relating to the senior leadership transition discussed herein; the expected financial performance of the Company, including the execution of and building upon the Company’s strategic growth plan; the creation of long-term shareholder value; and the Company’s positioning for future success and profitability. Since forward-looking statements relate to future events and conditions, by their nature they rely upon assumptions and involve inherent risks and uncertainties. The Company cautions that although the assumptions underlying these forward-looking statements are believed to be reasonable in the circumstances, the Company’s actual results may differ materially from the expectations set out in the forward-looking statements. Material risk factors and assumptions include those discussed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s Form 10-K for the fiscal year ended December 31, 2021, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, and other filings that the Company may make with the SEC in the future. Given these risks, undue reliance should not be placed on these forward-looking statements, which apply only as of their dates. Other than as specifically required by law, the Company undertakes no obligation to update any forward-looking statements to reflect new information, subsequent or otherwise.

About Epsilon

Epsilon Energy Ltd. is a North American on-shore focused independent exploration and production company engaged in the acquisition, development, gathering and production of oil and gas reserves. Our primary area of operation is the Marcellus basin in northeast Pennsylvania. Our assets are concentrated in areas with known hydrocarbon resources, which are conducive to multiwell, repeatable drilling programs. For more information, please visit www.epsilonenergyltd.com, where we routinely post announcements, updates, events, investor information, presentations and recent news releases.

Contact Information:

John Lovoi, Chairman of the Board of Directors

Email: jlovoi@jvladvisors.com